EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Amplify Energy Corp.:

We consent to the use of our reports dated March 12, 2018 with respect to the consolidated balance sheets of Amplify Energy Corp. and subsidiaries as of December 31, 2017 (Successor) and 2016 (Predecessor), the related consolidated statements of operations, equity and cash flows for the period May 5, 2017 through December 31, 2017 (Successor), the period from January 1, 2017 through May 4, 2017, the year ended December 31, 2016 and the related consolidated and combined statements of operations, equity, and cash flows for the year ended 2015 (Predecessor), and the related notes (collectively, the consolidated and combined financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 2 to the consolidated and combined financial statements, on April 14, 2017, the United States Bankruptcy Court for the Southern District of Texas entered an order confirming the plan for reorganization, which became effective on May 4, 2017. Accordingly, the consolidated and combined financial statements have been prepared in conformity with Accounting Standards Codification 852, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods (Predecessor) as described in note 1.

As discussed in Note 1 to the consolidated and combined financial statements, the statements of operations, equity, and cash flows for the year ended December 31, 2015 (Predecessor) have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Houston, Texas

April 9, 2018